Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ISSUES GUIDANCE FOR THE FISCAL YEAR 2009

AND REAFFIRMS GUIDANCE FOR THE FISCAL YEAR 2008

TULSA, OK – June 26, 2008 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today issued guidance for fiscal year 2009. The Company expects that revenues will be between $800 million and $850 million for the fiscal year ending May 31, 2009. With strong operating results expected in both the Construction Services and Repair and Maintenance Services segments, the Company expects to achieve earnings in fiscal 2009 in the range of $1.35 per fully diluted share to $1.60 per fully diluted share.

Michael J. Bradley, president and chief executive officer of Matrix Service Company, said, “We are pleased with our accomplishments in the past year and are maintaining the range of financial guidance previously issued for fiscal 2008. While we expect to see the strong demand for our core services in the energy market continue into fiscal year 2009, we will also be focused on diversifying our service offerings and to expand our geographic footprint within the energy and industrial markets.”

Bradley added, “We believe that Matrix Service is well positioned to build upon its recent growth trends and achieve the revenue and earnings targets established for fiscal 2009. To support the anticipated growth in fiscal 2009 and beyond, the Company expects to spend approximately $25 million for capital expenditures in fiscal 2009 and expects SG&A to be in the range of 5.5% to 6.0% of revenue.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President Finance and CFO

T: 918-838-8822

E: telong@matrixservice.com

Investors and Financial Media:

Truc Nguyen

Deputy Managing Director

Grayling Global

T: 646-284-9418

E: tnguyen@hfgcg.com